EXHIBIT (8)(n)(2)

AMENDMENT TO PARTICIPATION AGREEMENT (MTB)

AMENDMENT OF AGREEMENTS

This amendment (the “Amendment”) to the agreements (individually, the “Agreement,” collectively, the “Agreements”) identified in Attachment A, attached hereto, is effective as of March 1, 2012.

1.	A new section, numbered consecutively, is added to each Agreement as follows:

Confidential Information.

Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party (ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

2.	All other terms and provisions of the Agreements not amended herein shall remain in full force and effect.

In WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative.

TRANSAMERICA LIFE INSURANCE COMPANY
TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Arthur D. Woods

Name:	Arthur D. Woods
Title:	Vice President

MTB Group of Funds

By:	/s/ Michael D. Daniels

Name:	Michael D. Daniels
Title:	Vice President

ALPS DISTRIBUTORS, INC.

By:	/s/ Tane T. Tyler

Name:	Tane T. Tyler
Title:	Secretary

MTB INVESTMENT ADVISORS, INC.

By:	/s/ Michael D. Daniels

Name:	Michael D. Daniels
Title:	Vice President

ATTACHMENT A

1. Amended and Restated Participation Agreement among Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, MTB Group of Funds, Alps Distributors, Inc., and MTB Investment Advisors, Inc., dated September 6, 2007 and effective as of November 16, 2007.

2. Shareholder Information Agreement between MTB Group of Funds, Transamerica Life Insurance Company, and Transamerica Financial Life Insurance Company, dated November 16, 2007.

4